UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2012

First Trinity Financial Corporation
(Exact Name of registrant as specified in its charter)

Commission File No.       000-52613

Oklahoma	34-1991436
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7633 E 63rd Place, Suite 230, Tulsa, OK 74133
(Address of principal executive offices) (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 16, 2012, First Trinity Financial Corporation (the “Company”) decided that First Trinity Capital Corporation (“First Trinity Capital”), its wholly-owned subsidiary specializing in the production of premium financing contracts for property and casualty insurance, will not accept new premium financing contracts after June 30, 2012.  First Trinity Capital will continue to process payments and service all existing premium financing contracts after June 30, 2012 and through the duration that the property and casualty premium financing contracts are in force.  The Company estimates that First Trinity Capital will be processing and servicing its premium finance operations through June 30, 2013.  The Company will incur minimal costs related to exiting its premium financing operations since resources will be redeployed into its growing life and annuity insurance operations.

The Company’s wholly owned life and annuity insurance subsidiary, Trinity Life Insurance Company (“Trinity Life”), has experienced growth over recent years including its December 2011 acquisition of Family Benefit Life Insurance Company (“Family Benefit Life”).  Due to Trinity Life’s growth, the Company’s management has decided to focus on the Company’s core life and annuity insurance business and discontinue offering premium financing contracts.

For the three months ended March 31, 2012 and 2011, the loss before income taxes of the Company’s premium financing operations was $12,755 and $53,569, respectively.  For the years ended December 31, 2011 and 2010, the loss before income taxes of the Company’s premium financing operations was $212,706 and $340,395, respectively.

For the three months ended March 31, 2012 and 2011, the income before taxes of the Company’s life and annuity insurance operations was $499,383 and $252,374, respectively.  For the years ended December 31, 2011 and 2010, the income before taxes of the Company’s life and annuity insurance operations was $8,238,255 and $736,035, respectively.  The income before taxes of the life and annuity insurance operations for the year ended December 31, 2011included $6,915,479 related to the gain from acquisition of Family Benefit Life.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Trinity Financial Corporation

Date: May 18, 2012	By:	/s/ Gregg E. Zahn
Gregg E. Zahn
President and Chief Executive Officer

2